Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 26, 2020, with respect to the consolidated financial statements of Royalty Pharma Investments and subsidiaries, included in the Registration Statement (Form S-1) and related Prospectus of Royalty Pharma plc for the offering of Class A ordinary shares.

/s/ Ernst & Young

Dublin, Ireland

October 13, 2020